Exhibit 99.2

CORPORATE PARTICIPANTS

Steven Gerard CBIZ, Inc. - Chairman, CEO

Ware Grove CBIZ, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Jim MacDonald

PRESENTATION

Operator

Good morning and welcome to the CBIZ third-quarter and nine-month 2014 results conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Steven Gerard, Chairman and CEO. Please go ahead.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you Laura. Good morning, everyone, and thank you for calling in to CBIZ’s third-quarter and nine-month results conference call.

Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in. However, I ask that if you have questions you hold them until after the call and we will be happy to address them at that time. The call is also being webcast and you can access the call on our website.

You should have all received a copy of the release we issued this morning, and if you did not, you can access that on the website as well.

Finally, please remember that, during the course of our call, we may make forward-looking statements. These statements represent our intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and prior press releases.

Join me on the call this morning is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer. Prior to the opening this morning, we were pleased to announce our third-quarter and nine-month results, which as we had expected have come in very strong with growth in revenue, growth in margin, and growth in earnings per share.

The third quarter has been one of the stronger quarters and our nine-month results are as strong if not stronger than anything we’ve been able to produce since 2008. I will have some comments at the end as to how we see the market and the impact of our various activities, but I’d like to turn the call over to Ware, who will give you the details.

Ware Grove - CBIZ, Inc. - SVP, CFO

Thank you Steve and good morning everyone. As is our normal practice, I want to take a few minutes to run through the highlights of the third-quarter and nine-month results that we released earlier today for the period ended September 30, 2014. Now, as a quick reminder, please remember that results for 2013 are restated to reflect the impact of the sale of Medical Management Professionals which occurred in August of last year.

Now, thanks to the efforts of our CBIZ associates who are working hard to serve clients in our markets throughout the US, we are very pleased to report that total revenue for the third quarter increased $183.8 million, an increase of 8.9% over the $168.8 million in the third quarter a year ago. Same-unit revenue increased by $8.4 million, or 5.0%, compared with the third quarter a year ago. And acquisitions contributed $6.6 million, or 3.9%, to revenue growth in the third quarter compared with a year ago. We are pleased that pretax income margin improved by 140 basis points in the third quarter, and as a result, we reported fully diluted earnings per share of $0.14 in the third quarter this year compared with $0.11 per share a year ago.

Turning to the nine months ending September 30, 2014, total revenue increased by $31.4 million, or 5.8%, compared with a year ago. Same-unit revenue grew by $15 million, or 2.8%, compared with the same period a year ago. Acquisition related revenue contributed $16.4 million, or 3.0%, to revenue growth compared with a year ago. For the nine months ended September 30, 2014, pretax income margin improved by 50 basis points and fully diluted earnings per share were $0.61 compared with $0.57 for the nine months a year ago.

Within the financial services group, total revenue increased by 8.1% in the third quarter and by 5.2% for the nine months this year compared with a year ago. Same-unit revenue increased by 5.5% in the third quarter and increased by 2.9% for the nine months compared with a year ago. This is consistent with the expectations we outlined earlier this year, and we are seeing improving growth in our core accounting services as well as continued growth in our government healthcare consulting business as the robust pipeline of RFPs for this business is converting into new engagements.

Within the employee services group, total revenue has increased by 12.8% in the third quarter, and increased by 8.3% for the nine months this year compared with year-ago. Same-unit revenue increased by 5.4% in the third quarter, and increased by 3.1% for the nine months this year compared with a year ago. With the exception of life insurance, which is transactional in nature, we are seeing organic revenue growth in all areas of our employee services group.

For the nine months ended September 30, 2014, we made five acquisitions that are expected to annually contribute approximately $24 million to revenue with approximately $6.1 million of EBITDA. For the nine months this year, spending on acquisitions, including earn-out payments on acquisitions completed in prior years, was approximately $32.6 million. Earn-out payments for the balance of 2014 are estimated at $2 million. And in future years, payments are estimated at $14.1 million in 2015, $7.7 million in 2016, and $5.1 million in 2017.

Capital spending for the first nine months is at $4 million through the third quarter this year. And for the full year of 2014, we expect capital spending will be within a range of $5 million to $6 million.

Days sales outstanding on receivables stood at 87 days at September 30 this year compared with 85 days a year ago. Bad debt expense for the nine months this year is at 70 basis points of revenue compared with 64 basis points of revenue a year ago.

Now, through September 30, 2014, we have repurchased 2.2 million shares of our common stock at a cost of $19 million. Since September 30, we have continued to be active through a 10b5-1 program repurchasing shares and through October 24, we have repurchased a total of 3 million shares at a cost of $25.5 million. Now, as a reminder, our reported fully diluted earnings per share is impacted by share equivalents that are related to the 4 7/8% convertible note that is due October of 2015. GAAP requires that for any quarterly period where the average share price exceeds the $7.41 conversion price, share equivalents are calculated and are added to the share count with the assumption that shares will be issued to settle any gain over the $7.41 conversion price. Upon maturity, I want to remind you that CBIZ has the option to settle this conversion gain either by issuing shares or we can settle in cash, in which case no additional shares would be issued.

Now, at the end of the third quarter, there were $97.6 million of convertible notes outstanding, and based on an average share price of $8.53 in the third quarter, this resulted in an additional 1.7 million shares for the third quarter. For the nine months ended September 30, the average share price was $8.73, and this resulted in an additional 2.0 million share equivalents that were added to the diluted weighted average share count. Due to the very unpredictable nature of this share accounting requirement, I want to remind you that our guidance on earnings per share for 2014 continues to be based on using a constant share count compared with prior year. As a result of our repurchase activity to date, except for the share equivalents that are accounted for under the convertible notes, our weighted average share count at the end of the third quarter is very close to the prior year, and we expect fully diluted weighted average share count for the full year 2014 to be approximately 49.5 million shares, or approximately the same number of shares that was reported in 2013. And again, that excludes the share equivalents that may be calculated. Adjusting share count and earnings per share to eliminate the impact of share equivalents related to the convertible notes, earnings per share in the third quarter was $0.15 compared with $0.11 a year ago and for the nine months earnings per share was $0.64 compared with $0.57 a year ago.

During the third quarter, we announced that we had completed two privately negotiated transactions to repurchase approximately $32.4 million of the convertible notes from current holders. In connection with these transactions, in the third quarter, CBIZ recorded a loss of $1.5 million related to the repurchase of these notes, and this impacted reported earnings per share by $0.02. We may explore further repurchase transactions with debtholders prior to maturity, but it is unclear if additional transactions can be completed or in what timing or on what terms.

With our new $400 million unsecured credit facility that we announced earlier this year, we have the financing capacity and the flexibility to proactively address the upcoming October 2015 maturity of the convertible notes in an orderly manner, and lower our interest expense. The cost of borrowing under our bank facility is currently at LIBOR plus a spread of 175 basis points. And when compared with the current 7.5% interest cost that is being recognized on the convertible notes, we estimate the interest cost reduction related to the note repurchase transactions already done may be approximately $1.2 million annually.

Now, the balance outstanding on our $400 million unsecured credit facility at September 30 was $108 million, so we have plenty of capacity to address our refinancing needs and continue to conduct a very active acquisition program. It continues to be our priority to use capital in support of our acquisition program, and we will then opportunistically repurchase shares with an intention of maintaining a constant share count over time.

The effective tax rate through nine months this year is 40.7%, which is essentially unchanged from a year ago. We recorded several favorable items in the third quarter and with additional favorable items expected to be recorded in the fourth quarter, we are continuing to project an effective tax rate for the full year of 2014 of approximately 40%.

So, as we look at the remainder of 2014, we continue to project total revenue for the full year within a 5% to 7% — growth within a 5% to 7% range over the $692 million reported for 2013 with fully diluted earnings per share increasing by 15% to 18% over the $0.51 reported for 2013. Growth in earnings per share assumes a constant share count in 2014 compared to 2013 and does not include the impact of any share equivalents that are related to the convertible notes.

Full-year cash flow is expected to continue to be strong, and adjusted EBITDA is projected to increase within an 8% to 12% range over the $75.6 million reported for 2013.

With these comments, I will conclude and I’ll turn it back over to Steve.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Thank you Ware. Let me make a couple other comments. First, as Ware points out, our acquisition pipeline continues to be strong in both our financial services and our employee services groups, so we are opportunistically looking at acquisitions over the next year, and will probably be able to do our typical three to five to three to six transactions per year as we have done in the past.

Our sense of the market today is that our clients remain cautious, as we had indicated years ago that the climb out from the recession was going to be slow, but very long. We are still seeing that.

And the advice we want to give is that while our clients are feeling somewhat better, starting to invest, starting to hire, it will not be robust for the next year or two. We are not expecting that it will be. But our clients are in fact feeling better about themselves and about the services that we are able to provide.

Notwithstanding the fact that we had a very strong quarter and notwithstanding the fact that we are doing very, very well this year, it still remains our position that no one quarter either up or down in the year should be taken as a significant indicator of the economy. We are comfortable with our guidance for the rest of this year. We think this will be a very strong year for us. So we are pleased to both reiterate the guidance that we gave in January and be actually able to come through in the third quarter on that slope.

With that, I’d like to stop and open the call to questions from our analysts and shareholders.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jim MacDonald, First Analysis.

Jim MacDonald

Good morning guys. Great quarter. Could you talk a little more about the strength in financial services? I think we had expected some rebound in the government services area, but was there also rebound from some of the weather losses earlier in the year on the accounting side, or is it the economy, or how would you divvy it all up?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

I think certainly the expected recovery in our government services business is happening, and that’s continuing to be a good, strong contributor. We are starting to see some additional business coming out of our more traditional accounting group, a number of large transactions started in the end of the second and the third quarter, and our overall sense is there’s a little bit of momentum there as well. So, it’s really a combination of both the traditional accounting business as well as our government services business.

Jim MacDonald

Okay. And moving over to the employee services side, that was also up nicely. Where are you seeing the positioning of that business and any impact from the Affordable Care Act at this point?

Steven Gerard - CBIZ, Inc. - Chairman, CEO

We are seeing a little bit of — we are seeing a pickup, quite, frankly in each of our areas. Our benefits group, our retirement group, our P&C group, our payroll business are all doing better. I can’t say that we are seeing anything dramatically being driven by the Affordable Care Act. If anything, the Affordable Care Act is probably helping the financial services group as they do their work for the state Medicaid services. Other than that, we’ve picked up some businesses we’ve reported previously as a result of the Affordable Care Act.

Our clients remain not only somewhat confused, but as I’m sure you know, there are incremental reporting requirements now that are required that we are helping our clients with. There are now other plans being developed in terms of how to use the exchanges, whether or not you try and put your workforce on Medicaid, so there’s really a lot going on in that sector. And any time those kinds of questions exist, the play right into our consultants practice on the benefit business. But it’s very hard to quantify whether there’s any specific uptick just because of Affordable Care on the EN side.

Jim MacDonald

Great. I had a number of little technical questions if you don’t mind. What was the tax impact on the $1.5 million repurchase expense?

Ware Grove - CBIZ, Inc. - SVP, CFO

Yes, Jim, I think it’s fair to assume that the tax impact would be at roughly our 40% incremental rate. No special treatment on that.

Jim MacDonald

Okay. And G&A was a bit high this quarter. Anything happening there?

Ware Grove - CBIZ, Inc. - SVP, CFO

Nothing on G&A. There might have been a slight impact on the deferred comp accruals for the gains, but I think we are continuing to leverage G&A. It rose a little bit, but not as fast as revenue, so we are leveraging G&A as a percent of revenue.

Jim MacDonald

Right. And can you tell me what your bank availability is of the $400 million?

Ware Grove - CBIZ, Inc. - SVP, CFO

It’s about 3 1/2 to 3 3/4 times our underlying EBITDA. So, it would be, if I stop to calculate it, in the high $200 million, low $300 million range.

Jim MacDonald

And one final one and maybe I’ll get back in. Gross margins were strong this quarter. Any comments there?

Ware Grove - CBIZ, Inc. - SVP, CFO

I think it’s just a result — you may recall earlier in the year we talked about the slow start and we talked about sequestration-related permanent reductions in some of the engagements and therefore some rightsizing needed to occur, which has. And now that we are through busy seasons, typically those things happen in the second half of the year, so those things have an impact along with just the stronger revenue growth and leveraging the newly acquired businesses is helpful to gross margins.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

I think that’s the real key. There’s more revenue coming through with the same expense base because we didn’t need to ramp up expenses in the third quarter. So that’s what really contributed to the margin.

Jim MacDonald

Great. Thanks a lot. I’ll let someone else ask.

Operator

(Operator Instructions). And showing no further questions, I would like to turn the conference back over to Steven Gerard for closing remarks.

Steven Gerard - CBIZ, Inc. - Chairman, CEO

Okay. Jim, if you have any further questions, give us a call. With that, I thank everyone who called in, and most important our 4,000 associates who worked very, very hard this quarter to produce what was really truly outstanding results. And I have every confidence that we are going to finish the year in a stronger position, if not stronger. So I thank you all in advance for your hard work in the fourth quarter and we look forward to releasing our numbers come first of the year. Thank you and goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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